Exhibit 99.1

BioLife Solutions Announces First Quarter 2019 Financial Results

●	Revenue Increased 51% to a Record $5.8 million
●	Gross Margin Expanded to a Record 71.5%
●	Gained 19 New Direct Cell & Gene Therapy Customers
●	Conference Call and Webcast Begin at 4:30 Eastern Time Today

BOTHELL, Wash. (May 9, 2019) – BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife” or the “Company”), the leading developer, manufacturer and marketer of proprietary biopreservation media and automated cell thawing media devices for cell and gene therapies, today reported financial results and operational highlights for the three months ended March 31, 2019.

Revenue from biopreservation media product sales for the first quarter of 2019 reached a record $5.8 million, an increase of 51% compared with the first quarter of 2018. Product revenue growth was driven by sales of CryoStor® cell freeze media and HypoThermosol® biopreservation storage and shipping media. In the first quarter of 2019, BioLife gained 25 new direct customers, including 19 in the high-growth regenerative medicine market.

Mike Rice, BioLife President & CEO, commented, “First quarter revenue was on plan and increased 51% from Q1 2018. Order volume from one large direct regenerative medicine customer was significantly down from last year, resulting in modest year-over-year growth for the segment. However, order volume from this customer has rebounded strongly in Q2 and we expect strong demand throughout the rest of the year. We continued to gain new direct cell and gene therapy customers, and are pleased to see that new customers added in previous quarters are requesting cross references to our FDA master files following the validation of our biopreservation media products in their manufacturing processes. Our distribution network had a very strong quarter, driven by significant increases in volume from all four of our major distributors.

“Having closed our acquisition of Astero Bio (“Astero”) in early April, going forward we expect to leverage cross-marketing opportunities and pull-through demand for Astero’s automated thawing devices from our marquee base of cell and gene therapy customers. The second quarter has started off very strong, with further adoption of CryoStor and orders for ThawSTAR® automated thawing devices, several of which came from existing media customers,” added Rice.

Q1 2019 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, gene therapy, tissue engineering, stem cell transplant)

●	Product revenue: $2.2 million; 38% of total revenue with 4% growth over Q1 2018.
●	Gained 19 new direct customers, including several T cell therapy startups.

Distributors

●	Product revenue: $3.1 million; 54% of total revenue with 200% growth over Q1 2018.
●	Key worldwide distributors: STEMCELL Technologies, MilliporeSigma, Thermo Fisher and VWR.

First Quarter 2019 Financial Results

●	Gross margin for the first quarter of 2019 increased to 71.5% from 64.2% in the first quarter of 2018 due to manufacturing economies of scale and higher average selling prices.

●

Operating expenses for the first quarter of 2019 were $3.6 million, compared with $2.3 million for the first quarter of 2018, reflecting higher personnel and stock-compensation costs, accounting and consulting charges, and one-time charges of $442,000, inclusive of costs related to our acquisition of Astero.

●	Operating profit for the first quarter of 2019 was $491,000, compared with $140,000 for the first quarter of 2018.

●	Net income attributable to common stockholders for the first quarter of 2019 was $427,000, compared with a net loss attributable to common stockholders of $103,000 for the first quarter of 2018.

●	Earnings per share for the first quarter of 2019 were $0.02 on a fully diluted basis, compared with a loss of ($0.01) per share for the first quarter of 2018.

●	EBITDA for the first quarter of 2019 was $357,000, compared with $73,000 for the first quarter of 2018.

●	Adjusted EBITDA for the first quarter of 2019 was $1.4 million, compared with $590,000 for the first quarter of 2018.

●	Cash provided by operations for the first quarter of 2019 was $1.1 million, compared with $392,000 for the prior-year period.

●	Cash and cash equivalents as of March 31, 2019 were $31.8 million, compared with $7.0 million as of March 31, 2018 and $30.6 million as of December 31, 2018.

Roderick de Greef, BioLife Chief Financial Officer, remarked, “Our gross margin continued to expand during the first quarter, driven by a modest increase in average selling prices and manufacturing efficiencies related to higher production levels. Profitability was impacted by $442,000 in one-time charges, including $208,000 for costs related to our acquisition of Astero.”

2019 Financial Guidance

Management reiterates financial guidance for 2019, which includes the contribution from Astero beginning April 2nd.

●	Total revenue of $27 million to $30 million, representing growth of 37% to 52% over 2018.
●	Gross margin of 69% to 70%, compared with 69% in 2018.
●	Operating expenses of $15.5 million to $16.5 million, compared with $9.9 million in 2018.
●	Full-year growth in operating profit, net income and EBITDA compared with 2018.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. ET this afternoon. To access the live webcast, please go to www.biolifesolutions.com/earnings/. Alternatively, you can access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 1365358. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is a leading supplier of cell and gene therapy biopreservation tools. Our proprietary CryoStor® freeze media and HypoThermosol® shipping and storage media are highly valued in the regenerative medicine, biobanking and drug discovery markets. These biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death. Our recently acquired ThawStar® family of automated cell thawing devices reduce therapeutic and economic risk for cell and gene therapy developers by reducing the potential of administering a non-viable dose. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, the potential utility of and market for our products and services, potential revenue growth and market expansion, commercial manufacturing of our customers' products, projected financial results, cash flow and liquidity, including the continuing to achieve GAAP operating profit, net income and EBITDA for the full-year of 2019, the expected financial performance of the company following the completion of the acquisition of Astero, the expected synergies between the company and Astero, the company’s ability to realize all or any of the anticipated benefits associated with the acquisition, the company’s ability to implement its business strategy and anticipated business and operations. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of our products (including those products acquired from the acquisition of Astero); uncertainty regarding third party market projections; market volatility; competition; litigation; the satisfaction or waiver of all closing conditions to the acquisition of Astero; the risk that the acquisition may not be completed on the terms or in the time frame expected by the company; unexpected costs, charges or expenses resulting from the acquisition of Astero; the ability of the company to implement its business strategy and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “EBITDA” and “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

EBITDA Definition:

“EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, and amortization expense.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense, acquisition and restructuring costs and allocatable loss/(gain) from minority investments in other entities using the equity method of accounting.

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Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 402-1400
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Statement of Operations

(In thousands, except per share amounts)

	Three Month Period Ended March 31,
(In thousands, except per share and share data)	2019	2018
Product revenue	$5,770	$3,815
Cost of product sales	1,647	1,364
Gross profit	4,123	2,451
Gross Margin %	71.5%	64.2%
Operating expenses
Research and development	372	346
Sales and marketing	848	612
General and administrative	2,204	1,353
Acquisition costs	208	—
Total operating expenses	3,632	2,311

Operating income	491	140

Other income (expense), net
Interest income/(expense), net	168	7
Loss from equity-method investment in SAVSU	(232)	(144)
Total other income (expenses), net	(64)	(137)

Net income	427	3
Less: Preferred stock dividends	—	(106)
Net income (loss) attributable to common stockholders	$427	$(103)

Basic net income (loss) per common share	$0.02	$(0.01)
Diluted net income (loss) per common share	$0.02	$(0.01)

Weighted average shares outstanding used to compute basic earnings per share	18,648,397	14,098,610
Weighted average shares outstanding used to compute diluted earnings per share	24,358,475	14,098,610

Non-GAAP Reconciliation:	Three Month Period Ended March 31,
	2019	2018
Net income	$427	$3
Interest expense/(income), net	(168)	(7)
Depreciation expense	98	77
EBITDA	357	73
Share-based compensation (non-cash)	606	373
Acquisition Costs	208	—
Loss from equity-method investment (non-cash)	232	144
Adjusted EBITDA	$1,403	$590

BIoLife Solutions, Inc. Unaudited Condensed Balance Sheet Information (In thousands)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$31,824	$30,657
Accounts receivable, net	2,927	3,045
Inventories	4,060	3,509
Total current assets	39,157	37,564
Total assets	48,073	45,467

Total current liabilities	2,701	1,939
Total liabilities	3,707	2,319

Total Shareholders' equity	$44,366	$43,148

BIoLife Solutions, Inc. Unaudited Condensed Statement of Cash Flows Information (In thousands)

	Three Month Period Ended March 31,
	2019	2018
Cash provided by operating activities	$1,146	$392
Cash (used) by investing activities	(156)	(41)
Cash provided by financing activities	177	18
Net increase in cash and equivalents	$1,167	$369